As filed with the Securities and Exchange Commission on July 27, 2016	Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WELLESLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-3219901
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

40 Central Street

Wellesley, Massachusetts 02482

(781) 235-2550

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Wellesley Bancorp, Inc. 2016 Equity Incentive Plan

(Full Title of the Plan)

Copies to:
Thomas J. Fontaine	Edward G. Olifer, Esq.
President and Chief Executive Officer	Suzanne A. Walker, Esq.
40 Central Street	Kilpatrick Townsend & Stockton LLP
Wellesley, Massachusetts 02482	607 14th Street NW
(781) 235-2550	Washington, DC 20005
(202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.01 par value	75,000 (2)	$20.54	$1,540,500	$156

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Wellesley Bancorp, Inc. 2016 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Wellesley Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Represents the shares which may be issued upon the granting of restricted stock under the Plan.
(3)	Estimated solely for the purposes of computing the amount of the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low prices of shares of the registrant common stock reported on the Nasdaq Capital Market on July 26, 2016.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The document containing the information for the Wellesley Bancorp, Inc. 2016 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Wellesley Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a) The Corporation’s Annual Report on Form 10-K filed with the SEC by the Registrant (File No. 001-35352) pursuant to Rule 424(b)(3) on March 25, 2016.

(b) The Corporation’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2016 (File No. 001-35352).

(c) The description of the Registrant's common stock contained in the Registrant’s Form 8-A 12B (File No. 001-35352), as filed with the SEC on November 14, 2011.

(d) The Corporation’s Current Report on Form 8-K (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on April 29, 2016 and May 27, 2016.

(e) All documents filed by the Registrant, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6. Indemnification of Directors and Officers

Article Ninth of the Articles of Incorporation of Wellesley Bancorp, Inc. (the “Corporation”), a Maryland corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

3.1	Articles of Incorporation of Wellesley Bancorp, Inc. (1)
3.2	Bylaws of Wellesley Bancorp, Inc. (2)
4.1	Form of Restricted Stock Award Agreement
5	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued
10.1	Wellesley Bancorp, Inc. 2016 Equity Incentive Plan (3)
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion included as Exhibit 5)
23.2	Consent of Wolf & Company, P.C.
24	Power of Attorney (contained on the signature page)

(1)	Filed as Exhibit 3.1 to the Corporation’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on November 7, 2011.
(2)	Filed as Exhibit 3.2 to the Corporation’s Registration Statement on Form S-1, filed with the SEC on September 9, 2011.
(3)	Incorporated herein by reference to Appendix A in the definitive proxy statement filed with the SEC on April 13, 2016.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Wellesley Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Wellesley, Commonwealth of Massachusetts on July 27, 2016.

WELLESLEY BANCORP, INC.

By:	/s/ Thomas J. Fontaine
Thomas J. Fontaine
President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas J. Fontaine as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas J. Fontaine	President, Chief Executive Officer and Director	July 27, 2016
Thomas J. Fontaine	(Principal Executive Officer)

/s/ Michael W. Dvorak	Chief Financial Officer	July 27, 2016
Michael W. Dvorak	(Principal Accounting Officer)

/s/ Simon R. Gerlin	Director	July 27, 2016
Simon R. Gerlin

/s/ Nancy Marden Goodall	Director	July 27, 2016
Nancy Marden Goodall

/s/ C. Joseph Grignaffini	Director	July 27, 2016
C. Joseph Grignaffini

/s/ Hugh J. Kelley	Director	July 27, 2016
Hugh J. Kelley

/s/ Theodore F. Parker	Director	July 27, 2016
Theodore F. Parker

/s/ Leslie B. Shea	Director	July 27, 2016
Leslie B. Shea

/s/ Edwin G. Silver	Director	July 27, 2016
Edwin G. Silver

/s/ Robert L. Skolnick	Director	July 27, 2016
Robert L. Skolnick

/s/ Tina L. Wang	Director	July 27, 2016
Tina L. Wang

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Articles of Incorporation of Wellesley Bancorp, Inc.	Incorporated herein by reference.

3.2	Bylaws of Wellesley Bancorp, Inc.	Incorporated herein by reference.

4.1	Form of Restricted Stock Award Agreement	Filed herewith.

5	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

10.1	Wellesley Bancorp, Inc. 2016 Equity Incentive Plan	Incorporated herein by reference.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Contained in the Opinion included as Exhibit 5.

23.2	Consent of Wolf & Company	Filed herewith.

24	Power of Attorney	Located on the signature page.